UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2016

PRISM TECHNOLOGIES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-26083 (Commission File Number)	94-3220749 (I.R.S. Employer Identification No.)

101 Parkshore Dr., Suite 100 Folsom, California 95630 (Address of principal executive offices including zip code)

(916) 932-2860 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 1, 2016, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Prism Technologies Group, Inc. (the “Company”) approved an Incentive Compensation Plan (“Plan”) for the Company’s executive officers, directors and employees.

Purpose

The purpose of the Plan is to incent employees to generate operations-related cash flow for the Company as quickly as possible by pursuing strategic revenue opportunities and prudent expense reductions. The Plan in general is effective September 1, 2016; however, individual Participants may opt in at any time beginning after the Plan effective date. Unless extended by the Compensation Committee in its sole discretion, the Plan ends when the Net Cash Flow target (defined below) is attained and all participants are paid their respective accumulated incentive compensation.

Plan Structure

A payout under the Plan is contingent on the Company attaining cumulative Net Cash Flow (NCF) of at least $5 million beginning September 1, 2016. NCF is the cumulative difference between (i) cash received from revenue sources, and (ii) cash operating expenses. The amount of incentive compensation available to any Participant is equal to 1.5 times the amount of his cumulative compensation reduction measured between the date of participation through the payout date. Plan payouts will be made only when the NCF target is 100% achieved; there are no intermediate or partial payouts.

The Company’s four executive officers agreed to participate in the Plan, effective September 2, 2016, and their new cash compensation is shown in the following table:

Name	Previous Salary	New Salary
Hussein A. Enan, CEO	$300,000	$12
Gregory J. Duman, President – Prism LLC	$200,000	$100,000
Steven J. Yasuda, CFO and CAO	$175,000	$100,000
L. Eric Loewe, SVP, General Counsel and Secretary	$240,000	$90,000

In addition, each of the Company’s non-employee directors has elected to participate in the plan and reduce their annual retainers for service on the Board from $20,000 to zero.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PRISM TECHNOLOGIES GROUP, INC.

Date: September 7, 2016	By:	/s/ L. Eric Loewe
Name: L. Eric Loewe
Title: Senior Vice President, General Counsel and Secretary